Exhibit 5.01

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A t t o r n e y s

Rue de la Bonté 5-7

B-1000 Brussels

Tel.: + 32 (0) 2.543.31.00

Fax: + 32 (0) 2.543.31.01

E-mail: brussels@eubelius.com

www.eubelius.com

ICOS Vision Systems Corporation NV

Research Park Haasrode, zone 1

Esperantolaan 8

3001 Heverlee

June 10, 2003

Re:	Registration Statement on Form S-8 – “ICOS Vision Systems Corporation NV 2002 Stock Option Plan”

Ladies and Gentlemen:

We act as special Belgian counsel to ICOS Vision Systems Corporation NV, with registered office at Research Park Haasrode, zone 1, Esperantolaan 8, 3001 Heverlee, a Belgian limited liability company (“the “Company”), and at its request are providing this opinion. We are told by the Company that it is required to produce this opinion in connection with the preparation and filing, by the Company, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to an additional 245,300 shares of the Company (the “Shares”) that may be issued by way of a capital increase pursuant to the exercise of Personnel Stock Options granted under the “ICOS Vision Systems Corporation NV 2002 Stock Option Plan” adopted by the Board of Directors of the Company on November 15, 2002 (the “Plan”).

We submit this opinion as special Belgian counsel to the Company and solely at the request of the Company, and in doing so, do not (intend to) practice or appear before any courts or governmental agencies outside of Belgium.

We have not, except as specifically identified herein, made any independent review or investigation of factual or other matters, including the commercial organisation, assets, business or affairs of the Company.

For purposes of this opinion, we have assumed, without any investigation or review, (i) the legal capacity of each natural person, (ii) the full power and authority of each entity and person other than the Company to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person, (iii) the due authorization by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person, (iv) the due execution and delivery by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person as well as the proper execution of his functions by the notary public who issued the deeds of November 15, 2002 and of February 17, 2003 in which the Plan and the issuance of Personnel Stock Options was recorded, (v) the legality, validity, binding effect and enforceability of each document heretofore executed and delivered or hereafter to be executed and delivered by each entity or person other than the Company and of each other act heretofore done or hereafter to be done by such entity or person, (vi) the genuineness of each signature on, and the completeness of each document submitted to us as an original, (vii) the conformity to the original of each document submitted to us as a copy, (viii) the completeness, accuracy and proper indexing of all governmental and judicial records searched and (ix) no modification of any provision of any document, no waiver of any right or remedy and no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

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In connection with this opinion, we have examined and have based our opinion solely on the following documents (collectively, the “Documents”):

(i)	the consolidated version of the “statuten” (Articles of Association) of the Company as amended and restated on June 3, 2003;

(ii)	the Notarial Deed dated November 15, 2002 enacting the minutes of a meeting of the Board of Directors of the Company held on such date, no excerpt of which has been published;

(iii)	the special Board Report pursuant to Articles 583 and 596 of the Belgian Company Code regarding the issuance (by way of the authorized capital) of Personnel Stock Options with cancellation of the preferential subscription right of the shareholders for the benefit of certain members of the personnel of the Company and its subsidiaries;

(iv)	the Notarial Deed dated February 17, 2003 recording the realization of the issuance of 245.300 Personnel Stock Options, no excerpt of which has been published.

We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound (if any). Nor have we made any independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Company.

We are members of the bar of Brussels. We express no opinion herein as to any laws, statutes, regulations or ordinances other than the laws of Belgium. The opinion expressed below is based solely on Belgian law and is given as such law (not including case law that has not been published in generally available law journals) is applied to facts as of this date. You should note that Belgian courts are not bound by previous case law, and have broad discretion in ruling on issues of fact and law. Therefore, while we have based this opinion on Belgian law in existence as of this date, there can be no assurance that Belgian courts in the future will continue to apply that law.

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We express no opinion on any matter of Belgian law other than the matters expressly mentioned hereafter.

Based upon the foregoing, we are of the opinion that, solely insofar as the laws of Belgium are concerned, the Shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable (whereby “non-assessable” as used here shall be understood to mean only, that the holder of such Shares may not be required by the Company, with respect to the issuance of such Shares, to pay any additional amounts).

Each of the matters set forth herein is as of the date hereof, and we hereby undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein or upon which this opinion is based.

This opinion is given solely for the benefit of the addressee noted above. We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to said Registration Statement and to the reference to our firm in the Registration Statement, it being understood however that we do not express any opinion on the Registration Statement.

This opinion shall be governed and construed in accordance with Belgian law as in effect on the date at which it is given and any matters relating to it shall be of the exclusive jurisdiction of the Brussels courts.

Sincerely,

For Eubelius CVBA:	For Eubelius CVBA:

Lars Van Bever	Marieke Wyckaert
Partner	Partner

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